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Contacts

Media: Deanne Eagle, Cameron Associates – 917-837-5866

Bill Wells, Guided Therapeutics – 770-242-8723

Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Former Delta Air Lines CEO Named Guided Therapeutics Chairman

Norcross, GA (August 17, 2011) -- Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP), developer of a rapid and painless testing platform that uses biophotonics for the early detection of disease, today named a Chairman and Vice Chairman of its Board of Directors.

Ronald W. Allen, 69, former Chairman and Chief Executive Officer of Delta Airlines, Inc., was elected Chairman of the Company’s Board of Directors. Mr. Allen replaces Chairman William Zachary, Jr., who retired. Ronald W. Hart, Ph.D., 69, former U.S. Food and Drug Administration Center Director, was named Vice-Chairman of the Board. Both Mr. Allen and Dr. Hart are existing directors of the six-member Board.

“I believe that Guided Therapeutics is poised to make great strides in the war on cancer, starting with non-invasive cervical cancer detection,” said Mr. Allen. “These times demand that new technology not only address unmet medical needs, but does so in a way that reduces costs and brings efficiency to the healthcare system. I believe that Guided Therapeutics’ technology offers a new level of care and an opportunity to bring substantial savings to the world’s healthcare system. I look forward to working with management to bring this exciting technology to market.”

Guided Therapeutics’ CEO and President, Mark L. Faupel, Ph.D., commented, “Both Mr. Allen and Dr. Hart bring a wealth of experience and energy to the Board. Their contributions are substantial and meaningful, and we look forward to their leadership.”

Mr. Allen was named to the Company’s Board in September 2008.  Mr. Allen retired as Delta’s Chairman of the Board, President and Chief Executive Officer in July 1997 after having held those positions since 1987.  He is a Director of The Coca-Cola Company, Aaron Rents, Inc., Aircastle Limited and Forward Air Corporation. He is also a board member of the St. Joseph’s Translational Research Institute, which endeavors to turn new medical discoveries into tangible cures.

Dr. Hart has served as a member of Guided Therapeutics’ Board of Directors since March 2007.  He has published over 600 peer-reviewed publications.  In 1980, Dr. Hart was appointed Director of the National Center for Toxicological Research, the research arm of the FDA, a position he held until 1992. In 1992, Dr. Hart was the first ever Presidential Appointee to the position of Distinguished Scientist in Residence for the U.S. Public Health Service/FDA, a position he held until his retirement in 2000. Dr. Hart currently serves on the Boards of Directors of Motor Excellence, St. Renatus, SNTech, Inc., AeroFarms, Inc., and GeoTherm, Inc., and has helped in the development of business strategy for a number of start-up companies.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level. The company’s first planned product is the LuViva™ Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics has also entered into a partnership with Konica Minolta Opto to develop a non-invasive test for Barrett’s esophagus using the technology platform. For more information, visit: www.guidedinc.com.

The LuViva Advanced Cervical Scan and Barrett’s Esophagus technology are investigational devices and are limited by federal law to investigational use.

The LuViva mark, LuViva and wave logo are trademarks owned by Guided Therapeutics, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and subsequent quarterly reports.

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